As filed with the Securities and Exchange Commission on March 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

G1 THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-3648180
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

700 Park Offices Drive, Suite 200

Research Triangle Park, NC

(Address of Principal Executive Offices)

27709

(Zip Code)

2017 Employee, Director and Consultant Equity Incentive Plan

Inducement Stock Option Award to Soma Gupta

Inducement Stock Option Award to William C. Roberts

2021 Inducement Equity Incentive Plan

(Full Title of the Plan)

James Stillman Hanson, Esq.

General Counsel

G1 Therapeutics, Inc.

700 Park Offices Drive, Suite 200

Research Triangle Park, NC 27709

(Name and Address of Agent for Service)

(919) 213-9835

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
G1 Therapeutics, Inc. 2017 Employee, Director and Consultant Equity Incentive Plan Common Stock, $0.0001 par value per share	1,096,553(1)	$22.09(5)	$24,222,855.77(5)	$2,642.71
G1 Therapeutics, Inc. Inducement Stock Option Award to Soma Gupta dated March 31, 2020 Common Stock, $0.0001 par value per share	300,000(2)	$11.02(6)	$3,306,000(6)	$360.69
G1 Therapeutics, Inc. Inducement Stock Option Award to William C. Roberts dated January 4, 2021 Common Stock, $0.0001 par value per share	50,000(3)	$18.07(7)	$903,500(7)	$98.57
G1 Therapeutics, Inc. 2021 Inducement Equity Incentive Plan Common Stock, $0.0001 par value per share	500,000(4)	$22.09(5)	$11,045,000(5)	$1,205.01
Total	1,946,553	N/A	$39,477,355.77	$4,306.98

(1)

Consists of shares of common stock, $0.0001 par value per share (the “Common Stock”) of G1 Therapeutics, Inc. (the “Registrant”) authorized for issuance for compensatory purposes only, as previously authorized under the 2017 Employee, Director and Consultant Equity Incentive Plan (the “2017 Plan”) as of January 1, 2021, in connection with an “evergreen” provision in the 2017 Plan.

(2)

Consists of shares of Common Stock of the Registrant issuable upon exercise of a non-qualified stock option granted to Soma Gupta, the Chief Commercial Officer of the Registrant, on March 31, 2020. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of certain anti-dilution and other provisions of the non-qualified option agreement between the Registrant and Ms. Gupta.

(3)

Consists of shares of Common Stock of the Registrant issuable upon exercise of a non-qualified stock option granted to William C. Roberts, the Vice President, Investor Relations & Corporate Communications of the Registrant, on January 4, 2021. In accordance with Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of certain anti-dilution and other provisions of the non-qualified option agreement between the Registrant and Mr. Roberts.

(4)	Consists of shares of Common Stock of the Registrant reserved for issuance under the 2021 Inducement Equity Incentive Plan (the “2021 Inducement Plan”).
(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and aggregate offering price are based on $22.09, the average of the high and low price of the Common Stock as reported on The Nasdaq Global Select Market as of a date (March 23, 2021) within five business days prior to filing this Registration Statement.

(6)	The offering price per share and the aggregate offering price are based on $11.02, which is the per share exercise price of the option.
(7)	The offering price per share and the aggregate offering price are based on $18.07, which is the per share exercise price of the option.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed to register (a) 1,096,553 shares of the Registrant’s Common Stock issuable for compensatory purposes under the 2017 Plan, which were added to the shares authorized for issuance under the 2017 Plan as of January 1, 2021, pursuant to an “evergreen” provision; (b) 300,000 shares of the Registrant’s Common Stock issuable upon exercise of a non-qualified stock option granted to Soma Gupta, the Chief Commercial Officer of the Registrant, pursuant to the terms of a Non-Qualified Stock Option Agreement by and between the Registrant and Ms. Gupta, dated as of March 31, 2020 (the “Gupta Option Agreement”), as an inducement material to her entering into employment with the Registrant; (c) 50,000 shares of the Registrant’s Common Stock issuable upon exercise of a non-qualified stock option granted to William C. Roberts, the Vice President, Investor Relations & Corporate Communications of the Registrant, pursuant to the terms of a Non-Qualified Stock Option Agreement by and between the Registrant and Mr. Roberts, dated as of January 4, 2021 (the “Roberts Option Agreement”), as an inducement material to his entering into employment with the Registrant; and (d) 500,000 shares of the Registrant’s Common Stock reserved for issuance under the 2021 Inducement Plan.

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of the Registrant’s Common Stock pursuant to the 2017 Plan, the Gupta Option Agreement, the Roberts Option Agreement, and the 2021 Inducement Plan. The documents containing the information specified in Part I will be delivered to the participants in the 2017 Plan as well as the 2021 Inducement Plan, and to Ms. Gupta as well as Mr. Roberts as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

•	The Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Commission on February 24, 2021 (File No. 001-38096); and

•

The description of the Common Stock contained in the Registrant’s Registration Statement on  Form 8-A filed with the Commission on May 16, 2017 (File No. 001-38096), including any updates or reports filed for the purpose of updating that description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director, officer or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Chancery Court or the court in which the action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article SEVENTH of the Registrant’s amended and restated certificate of incorporation eliminates the liability of a director to the Registrant or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	for any transaction from which the director derived an improper personal benefit.

The Registrant has entered into indemnification agreements with its non-employee directors and with certain officers, in addition to the indemnification provided for in the Registrant’s amended and restated certificate of incorporation and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The foregoing discussion of the Registrant’s amended and restated certificate of incorporation, restated bylaws, indemnification agreements and Delaware law is not intended to be exhaustive and is qualified in its entirety by such amended and restated certificate of incorporation, restated bylaws, indemnification agreements or law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Number	Description

4.1	Amended and Restated Certificate of Incorporation, as amended, of the Registrant (incorporated herein by reference from Exhibit 3.1 to the Registrant’s Form 8-K, filed on May 26, 2017)

4.2	Amended and Restated Bylaws of the Registrant (incorporated herein by reference from Exhibit 3.2 to the Registrant’s Form 8-K, filed on May 26, 2017)

4.3	Form of common stock certificate of the Registrant (incorporated herein by reference from Exhibit 4.1 to the Registrant’s S-1, filed May 8, 2017)

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Registrant

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page to this registration statement)

99.1	2017 Employee, Director and Consultant Equity Incentive Plan, as Amended (incorporated herein by reference from Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q, filed on August 8, 2018)

99.2	Non-Qualified Stock Option Agreement by and between the Registrant and Soma Gupta dated March 31, 2020

99.3	Non-Qualified Stock Option Agreement by and between the Registrant and William C. Roberts dated January 4, 2021

99.4	G1 Therapeutics, Inc. 2021 Inducement Equity Incentive Plan (incorporated herein by reference from Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K, filed on February 24, 2021)

99.5	Form of Stock Option Agreement under the G1 Therapeutics, Inc. 2021 Inducement Equity Incentive Plan

99.6	Form of Restricted Stock Unit Agreement under the G1 Therapeutics, Inc. 2021 Inducement Equity Incentive Plan

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Research Triangle Park, North Carolina on this 25th day of March, 2021.

G1 THERAPEUTICS, INC.

By:	/s/ Jennifer K. Moses
Jennifer K. Moses
Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of G1 Therapeutics, Inc., hereby severally constitute and appoint John E. Bailey, Jr. and Jennifer K. Moses, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable G1 Therapeutics, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John E. Bailey, Jr. John E. Bailey, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2021

/s/ Jennifer K. Moses Jennifer K. Moses	Chief Financial Officer (Principal Financial and Accounting Officer)	March 25, 2021

/s/ Fredric N. Eshelman Fredric N. Eshelman, Pharm.D.	Director	March 25, 2021

/s/ Willie A. Deese Willie A. Deese	Director	March 25, 2021

/s/ Glenn P. Muir Glenn P. Muir	Director	March 25, 2021

/s/ Garry A. Nicholson Garry A. Nicholson	Director	March 25, 2021

/s/ Seth A. Rudnick Seth A. Rudnick, Ph.D.	Director	March 25, 2021

/s/ Cynthia L. Schwalm Cynthia L. Schwalm	Director	March 25, 2021

/s/ Mark A. Velleca Mark A. Velleca, M.D., Ph.D.	Director	March 25, 2021